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                                                                     Exhibit 3.9

                          CERTIFICATE OF INCORPORATION

                                       OF

                             IPSCO Investments Inc.

                                   ARTICLE ONE

          This corporation is being organized and will exist under the laws of the State of Delaware.

                                   ARTICLE TWO

          The name of the corporation is IPSCO Investments Inc.

                                  ARTICLE THREE

          The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware, U.S.A. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE FOUR

          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, and to possess and employ all powers now or hereafter granted or available under the laws of the State of Delaware to such corporations.


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                                  ARTICLE FIVE

          The total number of shares of stock which the corporation has authority to issue is 10,000 shares of Common Stock, with a par value of $.01 per share.

                                   ARTICLE SIX

          The name and mailing address of the sole incorporator are as follows:

               NAME            MAILING ADDRESS
               ----            ---------------

          Joan D. Donovan   200 East Randolph Drive
                            Suite 5700
                            Chicago, Illinois 60601

                                  ARTICLE SEVEN

               The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation in the office of the Secretary of State of the State of Delaware. The names and mailing addresses of the persons who are to serve as the directors of the corporation until the first annual meeting of stockholders or until their successors are elected and qualified are:

            Name                          Address
            ----                          -------
     Roger Phillips     3220 Albert Street, Regina, Saskatchewan S4S 3N9
     Charles Backman    2618 Dorsey Place, Regina, Saskatchewan S4V 2B8
     David Sutherland   3718 Bryden Bay, Regina, Saskatchewan S4S 7C6
     Edwin Tiefenbach   34 Pleasant Place, Regina, Saskatchewan S4V 0C2

                                  ARTICLE EIGHT

          The corporation is to have perpetual existence.

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                                  ARTICLE NINE

          In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

                                   ARTICLE TEN

          Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

                                 ARTICLE ELEVEN

          To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE ELEVEN shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                 ARTICLE TWELVE

          The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

                                ARTICLE THIRTEEN

          The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

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